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                      SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549

                                   FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 1-11513


                 ARAC, INC. (FKA NATIONAL AUTO CREDIT, INC.)
            (Exact name of registrant as specified in its charter)


            30000 AURORA ROAD, SOLON, OHIO  44139  (216) 349-1000
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $.05 PAR VALUE
(Title of each class of securities covered by this Form)

                                     NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(b) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a) (1) (i)   (x )            Rule 12h-3(b) (1) (ii)    (  )
        Rule 12g-4(a) (1) (ii)  (  )            Rule 12h-3(b) (2) (i)     (  )
        Rule 12g-4(a) (2) (i)   (  )            Rule 12h-3(b) (2) (ii)    (  )
        Rule 12g-4(a) (2) (ii)  (  )            Rule 15d-6                (  )
        Rule 12h-3(b) (1) (i)   (  )

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, ARAC, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 28, 1995                   BY: /s/ Davida S. Howard
     -----------------------------           --------------------------------
                                                Davida S. Howard
                                                Vice President-Finance and
                                                Controller